Exhibit 10.1

Date of September 9, 2025

1.	[Party A]巴顿控股集团有限公司Patton Holding Group Limited

2.	[Party B]联岳控股有限公司Lianyue Holding Limited

Acting in Concert Confirmation and Undertaking

THIS AGREEMENT is made the 9th date of September 2025

BETWEEN:

1.	Party A,巴顿控股集团有限公司Patton Holding Group Limited, a company registered in the British Virgin Islands); and

2.	Party B, 联岳控股有限公司Lianyue Holding Limited, a company registered in the British Virgin Islands));

([Party A] and [Party B] are referred hereinafter as the “Parties” and each a “Party”).

WHEREAS：

A.	The Parties are the founders of the Group and beneficially own certain shares of the Group.

B.	Since the Relevant Date, the Parties have been acting in concert with each other in respect of all corporate matters of the Group.

C.	Upon the execution of this Agreement, the Parties undertake to continue to act in concert with each other in accordance with the terms of this Agreement.

NOW IT IS HEREBY AGREED as follows:

1.	Interpretation

1.1.	Unless the context otherwise requires, the capitalized terms used in this Agreement (including the recital above) shall have the following meanings:

“Company”	[联合索威尔国际集团有限公司（Lianhe Sowell international Group Ltd）]

“Control”	means, when used with respect to any Person, (i) ownership of more than 50% of the equity securities of such Person, or (ii) the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “Controlling” and “Controlled” have meanings correlative to the foregoing.

“Group”	means the Company and its Subsidiaries

“Person”	means any individual, corporation, partnership, joint venture, association, limited liability company, joint-stock company, trust, or unincorporated organization, or any Governmental Entity, officer, department, commission, board, bureau, or instrumentality thereof.

“Relevant Date”	[ date of September 9, 2025 ]

“Subsidiary(ies)”

with respect to any Person, means any other Person, whether or not existing on the date hereof, in which the specified Person directly or indirectly through subsidiaries or otherwise, beneficially owns at least fifty percent (50%) of either the equity interest or voting power of or in such other Person or otherwise Controls such other Person, whether through Contract or otherwise (including, for the avoidance of doubt, any variable interest entities that are consolidated into the financial statements of such Person).

2.	Confirmation of Acting in Concert Arrangement since the Relevant Date

2.1.	The Parties hereby confirm and declare that, since the Relevant Date:

a.	When the Parties discuss matters pertaining to the operation, management, and financial affairs of the Company, they shall communicate on an equal basis and seek consensus through consultation. In the event of a material disagreement between the Parties on any discussed matter that prevents a consensus from being reached, the vote of Party A shall prevail; provided, however, that this shall not apply if the resolution in question is illegal, violates the Company's articles of association, materially impairs the fundamental interests of Party B or other shareholders, or excludes or restricts the rights of Party B.;

a.	With respect to material corporate matters requiring voting at the shareholders’ meeting or the board of directors, including but not limited to financial, operational, and managerial issues, Party B shall vote in accordance with the vote of Party A, and both Parties shall vote consistently as a single unit; provided, however, that this shall not apply if the resolution in question is illegal, violates the Company’s articles of association, materially impairs the fundamental interests of Party B or other shareholders, or excludes or restricts the rights of Party B.

3.	Undertaking to Act in Concert upon Execution of this Agreement

3.1.	The term of concerted action shall be: from the date of signing this Agreement until the date both parties terminate this Agreement in writing, or from the date of signing this Agreement until the date Party A ceases to hold any equity interests in Lianhe Sowell International Group Ltd, whichever occurs first. This Agreement shall come into force on the date of execution by both parties and shall be valid for the term of 联合索威尔国际集团有限公司 (Lianhe Sowell international Group Ltd) or until the end of the date on which Party A ceases to hold equity in the Company.

3.2.	With respect to material corporate matters requiring voting at the shareholders’ meeting or the board of directors, including but not limited to financial, operational, and managerial issues, Party B shall vote in accordance with the vote of Party A, and both Parties shall vote consistently as a single unit; provided, however, that this shall not apply if the resolution in question is illegal, violates the Company’s articles of association, materially impairs the fundamental interests of Party B or other shareholders, or excludes or restricts the rights of Party B.

3.3.	The Parties may appoint [Director of Party A] as an agent before the general meeting of the Company, and issue a letter of authorization to the agent, authorizing the agent to exercise voting rights on behalf of the parties at the general meeting of the Company in accordance with the contents of the unanimous decision.

3.4.	During the effective period of this agreement, if any of the Parties transfers its shares of the Company, as a prerequisite, unless waived in writing by all of other Parties, it shall ensure that the transferee is bound by the provisions of this agreement, and the transferee upon receiving the transfer of the shares shall be deemed as having agreed to the provisions of this agreement and having agreed to be bound by the provisions of this agreement.

4.	Governing Law and Dispute Resolution

4.1.	This Agreement shall be governed by and construed in accordance with the substantive laws of the British Virgin Islands, without giving effect to any principles of conflicts of law or the doctrine of renvoi. In the event the parties are unable to settle a dispute between them regarding this Agreement, such dispute, including the validity, invalidity, breach or termination of this Agreement, shall be referred to and finally settled by arbitration at the [Hong Kong International Arbitration Centre (“HKIAC”)] in accordance with the HKIAC Administered Arbitration Rules in force at the time of the commencement of the arbitration.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year hereinabove first written.

Patton Holding Group Limited

By:	/s/ Dengyao Jia

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year hereinabove first written.

Lianyue Holding Limited

By:	/s/ Yue Zhu

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